EXHIBIT 10(f)

  VOLUNTARY DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS



Purpose

The purpose of the Voluntary Deferred Compensation Plan for Outside Directors (the "Plan") is to provide members of the Board of Directors (the "Board") of The Dow Chemical Company (the "Company") who are not employees of the Company or any subsidiary (a "Director") with maximum opportunity and flexibility in the planning of their personal financial resources.

Manner of Deferral of Compensation

  - At, or prior to, the time of election to the Board, and prior to the right to receive any compensation for the Board Year, a Director may irrevocably elect to defer all or a specified portion of the retainer and fees received from the Company for service as a Board member for that Board Year. "Board Year" shall mean the period of time from election to the Board to the next annual meeting of stockholders of the Company.

  - The Company shall credit any deferred compensation to a "deferred compensation account" in the Director's name on the Company's books as of the date the deferred compensation was otherwise payable (the "Payment Date").

Manner of Investment

The Company shall account for a Director's deferred compensation under either of the following methods as elected by the Director:

       Cash with Interest

       The Company shall credit the Director's account with
       (a) the amount of compensation deferred on the Payment Date, and (b) interest on the deferred compensation posted June 30 of each year at an effective annual rate equal to 125% of the 120 month rolling average of the Ten-Year United States Treasury Note as determined on September 30 of the preceding year. Notwithstanding the preceding sentence, with respect to the period July 1, 1994, through June 30, 1995, the crediting rate shall be determined as of September 30, 1994.

       Units Based on Stock Value

       The Company shall credit the Director's account with a hypothetical number of stock units ("Units"), calculated to the nearest thousandths of a Unit, determined by dividing the amount of compensation deferred on the Payment Date by the average of the last five (5) business days' "Stock Price". For purposes of this Plan, "Stock Price" is defined as the average of the highest and lowest market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares (the "Stock Price").

                                  67

       The Company shall increase this number by the number of units obtained by a) multiplying the number of Units in the Director's account by any cash dividends per share declared by the Company on its common stock and dividing the product by the Stock Price on the related dividend payment date, and b) multiplying the number of Units in the Director's account by any stock dividends declared by the Company on a share of its common stock.

       If, as a result of a recapitalization of the Company
       (including a stock split), the Company's outstanding shares of common stock change into a greater or smaller number of shares, the Company shall adjust the number of Units credited to a Director's account on the same basis.

The Director may elect to take any combination of the investment choices. In addition, funds may be moved from one investment vehicle to another by election of the Director, such change to be effective the first day of the month following the date of such election.

Payment of Deferred Compensation

  - Payment of a Director's deferred compensation account shall be made in cash.

  - Except in the case of death, payment shall be made in one (1) to ten (10) annual installments and on the schedule specified by the Director at the time he makes the election to defer compensation. Payments shall start as soon as practical, as elected, on or after the July 15 next following the termination of Board service.

            the July 15 next following one year after termination of Board service.

            the July 15 of the calendar year next following the former Director's 70th birthday (in the event a Director remains on the Board beyond his 70th birthday, payments shall start on the July 15 next following the date Board service terminates).

  - In the absence of a specific election, the Company shall pay the account balance in five annual installments commencing on the July 15th next following termination of Board service.

  - In the event of a Director's death while serving on the Board or prior to full payment of his account, the balance to the account (calculated as of the date of death) shall be determined and paid in a single payment to the Director's designated beneficiary (or if none, his estate) as soon as reasonably possible.

Amount of Payment

  - The amount of each installment shall be calculated by multiplying the value of the deferred compensation account by a fraction, the denominator of which is the number of payments remaining to be paid and the numerator of which is 1.

                                  68


  - The account shall be valued as of the July 1st (or the last business day prior to July 1st for purposes of determining the Stock Price) immediately preceding payment. An account containing units shall be valued by multiplying the number of units times the average of the last five (5) business days' Stock Price (as defined earlier).

Assignability

 - No right to receive payment of deferred compensation shall be transferable or assignable by a participant except by will or laws of descent and distribution.

Hardship Withdrawals

A Director may request and receive payment of all or part of his accumulated benefits if the General Counsel of the Company determines that an emergency event, beyond the Director's control, exists which would cause the Director severe financial hardship if the payment were not approved, subject to the provisions of Rule 16a-1(c)(3) of the Securities Exchange Act of 1934 or successor provisions.

Plan Administrator

The Director of Global Compensation and Benefits shall administer the Plan and shall have authority to correct any defect, supply any omission or reconcile any inconsistency in the Plan to the extent he deems expedient.

Plan Termination and Amendment

The Company reserves the right to terminate and amend the Plan from time to time.

                                  69